Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results for 2016

CHESTERFIELD, MO, August 12, 2016 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2016.

Reliv reported net sales of $11.1 million for the second quarter of 2016 compared with net sales of $12.4 million in the second quarter of 2015. U.S. net sales decreased to $8.4 million from $9.6 million, a decline of 12.9 percent. Net sales in Reliv’s foreign markets for the second quarter of 2016 decreased 5.5 percent compared with net sales in the prior-year second quarter. Excluding the impact of foreign currency fluctuation as the result of a stronger U.S. dollar, foreign sales increased by 0.7 percent in the second quarter of 2016 compared to the prior-year quarter.

Reliv reported a net loss for the second quarter of 2016 of $988,000 (loss per diluted share of $0.08) compared to a net loss of $846,000 (loss per diluted share of $0.07) in the second quarter of 2015. The loss from operations for the second quarter of 2016 was $940,000 compared to a loss from operations of $1.1 million in the same period in 2015. The impact to operations of the reduction in net sales was partially offset by a reduction in selling, general and administrative expenses. Selling, general and administrative expenses were $5.5 million in the second quarter of 2016, inclusive of $275,000 of costs associated with headcount reductions, compared to $6.5 million in the second quarter of 2015.

Net sales for the first six months of 2016 were $24.1 million, which represents an 11.7 percent decrease from the same period in 2015. Net sales in the United States and in Reliv’s foreign markets each decreased by 11.7 percent in the first half of 2016 compared with the first half of last year. Foreign currency fluctuation contributed 6.3 percent of the decline in net sales in Reliv’s foreign markets during the first six months of 2016.

Reliv reported a net loss of $1.0 million, or $0.08 per diluted share in the first six months of 2016, compared to a net loss of $730,000 or $0.06 per diluted share in the same period of 2015.

In May 2016, Reliv implemented a cost reduction program which included an employee headcount reduction of approximately 9 percent of the company's worldwide employees. The total cost of this program, representing severance and benefits, is approximately $275,000, and is included in the company's operating results for the quarter ended June 30, 2016. Reliv expects annualized savings from this program of $1.1 million.

“As we reported in the prior quarter, our field compensation plan has been restructured,” said Robert L. Montgomery, Chairman and Chief Executive Officer. “The training and support for this new plan is advancing daily. Our numbers don’t show overall growth yet. But we do see growth in the number of people vying for top volume contests and promotions. These are the “early adopters” who are always needed for providing new, aggressive direction for others. In the meantime, we have taken steps to reduce our staffing costs and other expenses. These decisions are difficult but necessary to position us for profitability while focusing our distributors on driving growth.”

“Building a business, any business, requires a focus on fundamentals. Reliv has recommitted to the effort of installing effective business fundamentals in our distributor network,” Montgomery said. “Those first adopters are proving that fundamentals drive growth, and this message is gaining traction. Our efforts will remain committed to this strategy in the months and years ahead.”

Reliv had cash and cash equivalents of $3.5 million as of June 30, 2016, compared to $3.3 million as of December 31, 2015 and $4.5 million as of June 30, 2015. Net cash generated from operating activities was $451,000 in the six-month period ended June 30, 2016 compared to $108,000 of cash used in operations in the prior-year period.

As of June 30, 2016, Reliv had 42,500 distributors and preferred customers – a decrease of 11.3 percent from June 30, 2015 – of which 5,310 are Master Affiliate level and above. The number of Master Affiliates decreased by 6.8 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties. With the formal introduction of the Preferred Customer program in the United States and Canada in February 2016, Reliv now includes preferred customers as part of Active Distributor statistics.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30	December 31
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,465,726	$3,262,263
Accounts receivable, less allowances of
$30,000 in 2016 and $30,200 in 2015	14,428	89,376
Accounts and note due from employees and distributors	140,402	134,668
Inventories	4,524,670	5,172,722
Other current assets	1,356,963	1,140,680

Total current assets	9,502,189	9,799,709

Other assets	7,810,258	8,042,196
Net property, plant and equipment	6,066,338	6,419,127

Total Assets	$23,378,785	$24,261,032

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$4,681,194	$3,937,752
Current portion of long-term debt	714,112	781,505
Long-term debt - noncurrent	2,925,160	3,159,575
Other noncurrent liabilities	394,148	499,705
Stockholders' equity	14,664,171	15,882,495

Total Liabilities and Stockholders' Equity	$23,378,785	$24,261,032

Consolidated Statements of Operations
	Three months ended June 30		Six months ended June 30
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$10,166,478	$11,442,990	$22,209,039	$25,151,113
Handling & freight income	886,844	1,002,361	1,880,733	2,128,601

Net Sales	11,053,322	12,445,351	24,089,772	27,279,714

Costs and expenses:
Cost of products sold	2,530,771	2,647,755	5,514,875	5,642,704
Distributor royalties and commissions	3,921,005	4,459,577	8,545,380	9,740,324
Selling, general and administrative	5,541,328	6,454,992	11,150,596	12,584,941

Total Costs and Expenses	11,993,104	13,562,324	25,210,851	27,967,969

Loss from operations	(939,782)	(1,116,973)	(1,121,079)	(688,255)

Other income (expense):
Interest income	27,133	30,073	54,490	60,455
Interest expense	(26,778)	(26,749)	(53,179)	(50,688)
Other income (expense)	71,263	15,653	184,944	(155,061)

Loss before income taxes	(868,164)	(1,097,996)	(934,824)	(833,549)
Provision (benefit) for income taxes	120,000	(252,000)	97,000	(104,000)

Net loss	($988,164)	($845,996)	($1,031,824)	($729,549)

Loss per common share - Basic	($0.08)	($0.07)	($0.08)	($0.06)
Weighted average shares	12,919,000	12,819,000	12,919,000	12,819,000

Loss per common share - Diluted	($0.08)	($0.07)	($0.08)	($0.06)
Weighted average shares	12,919,000	12,819,000	12,919,000	12,819,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended June 30,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$8,356	75.6%	$9,591	77.1%	$(1,235)	-12.9%
Australia/New Zealand	286	2.6%	329	2.6%	(43)	-13.1%
Canada	242	2.2%	335	2.7%	(93)	-27.8%
Mexico	137	1.2%	234	1.9%	(97)	-41.5%
Europe	1,621	14.7%	1,554	12.5%	67	4.3%
Asia	411	3.7%	402	3.2%	9	2.2%

Consolidated Total	$11,053	100.0%	$12,445	100.0%	$(1,392)	-11.2%

Net sales by Market
(in thousands)	Six months ended June 30,				Change from
	2016		2015		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$18,610	77.3%	$21,071	77.2%	$(2,461)	-11.7%
Australia/New Zealand	584	2.4%	701	2.6%	(117)	-16.7%
Canada	549	2.3%	768	2.8%	(219)	-28.5%
Mexico	300	1.2%	431	1.6%	(131)	-30.4%
Europe	3,177	13.2%	3,348	12.3%	(171)	-5.1%
Asia	870	3.6%	961	3.5%	(91)	-9.5%

Consolidated Total	$24,090	100.0%	$27,280	100.0%	$(3,190)	-11.7%

The following table sets forth, as of June 30, 2016 and 2015, the number of our Active Distributors/Preferred Customers and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization. In February 2016, we introduced a formal Preferred Customer program in the United States and Canada. As a result, we are including Preferred Customers as part of our Active Distributor count. Preferred Customer programs were previously in place in Europe and other foreign markets. Preferred Customers represent approximately 4,490 and 4,570 of the Active Distributor count as of June 30, 2016 and 2015, respectively. The significant majority of these Preferred Customers are in Europe.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 6/30/2016		As of 6/30/2015		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	30,080	4,110	33,810	4,330	-11.0%	-5.1%
Australia/New Zealand	1,660	130	1,840	130	-9.8%	0.0%
Canada	970	150	1,250	220	-22.4%	-31.8%
Mexico	1,130	90	1,220	100	-7.4%	-10.0%
Europe	5,630	510	6,810	650	-17.3%	-21.5%
Asia	3,030	320	2,990	270	1.3%	18.5%

Consolidated Total	42,500	5,310	47,920	5,700	-11.3%	-6.8%